Exhibit 10.26

RETENTION AGREEMENT
Between Bank of Hawaii and Derek J. Norris dated June 25, 2010

        This Retention Agreement ("Agreement") is between Derek J. Norris ("you") whose mailing address is 358 Lelekepue Place, Honolulu, HI 96821, and Bank of Hawaii Corporation and Bank of Hawaii (collectively, the "Bank") at 130 Merchant Street, Honolulu, Hawaii 96813. The purpose of this Agreement is to describe the terms of your retention and transition from employment with the Bank.

1.
Duties and Compensation until your Departure Date. You will continue the position of Senior Executive Vice President and Controllers Manager, with an annual base salary of $230,000.00. You agree to work diligently in your position (or in any other position to which you may be placed) through January 31, 2013 ("Separation Date"), at which time you will be relieved of all duties and responsibilities. The Bank may advance your Separation Date to any date before January 31, 2013, or may extend your Separation Date to any date within six months after January 31, 2013. Any Separation Date after July 31, 2013 will require mutual agreement of the parties in writing.

a.
You will be paid your salary and benefits through the Separation Date.

b.
You will participate in the Executive Incentive Plan for calendar years 2010, 2011 and 2012, provided you are employed for the duration of the Performance Period as defined in the applicable Plan.

c.
You will continue to participate in the 2010 Cash for Equity Program approved by the Bank's Human Resources and Compensation Committee.

d.
You will not participate in any other incentive, retention, bonus, or stock plan in 2010, or thereafter, subsequent to the date of this Agreement.

e.
In the event you voluntarily terminate employment prior to the Separation Date, you will receive only your salary and vested benefits through the date of your termination of employment.

f.
You acknowledge and agree that no compensation or other payment except as specified in this Agreement will be owed to you after the Separation Date.

2.
Return of Bank Materials upon Termination of Employment and Resignation from Positions. On or prior to the Separation Date, you:

a.
Will return to the Bank any information you have about the Bank's practices, customers, strategies, procedures, or trade secrets, including but not limited to, customer data, lists and accounts, growth plans, business plans, and marketing strategies (collectively, "Bank Information"). You will not retain any copies of the Bank Information in any form or medium.

b.
You will return any Bank property you have, including American Express card, keys, cell phone, personal digital assistant (PDA), badge, or other Bank property and equipment.

c.
You will resign from any positions you hold as a director, officer, or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust, effective on the Separation Date.

d.
In the event your employment is terminated prior to your Separation Date, you will comply with the requirements listed in this Section 2 of the Agreement as of your termination date ("Termination Date").

3.
Retention Payment and other Benefits ("Monetary Consideration"). If you perform your duties to the Bank's satisfaction through your Separation Date, (including attaining Performance and Transition Objectives which shall be deemed to be met unless you are otherwise notified prior to

  December 31, 2012) and comply with the requirements in Sections 1, 2, 3, 6, 7, 8, and 9 and Exhibit "A" of this Agreement, you will receive a Retention Payment of $230,000.00, and the additional benefits described in this Section 3, with all such amounts and/or benefits subject to reduction for tax withholding requirements.

  a.
  The Retention Payment will be paid by the 60th day following the Separation Date, provided that you have executed and submitted the Release of claims referenced in Section 6(d) below and the statutory period during which you are entitled to revoke the Release has expired before the payment date. Failure to timely execute and submit the Section 6(d) Release will be considered a breach of this Agreement and will result in consequences including the forfeiture of the Retention Payment.

  b.
  You will be entitled to health insurance coverage under an insured preferred provider plan with the same percentage of shared premiums as prior to your Separation Date (except that there will be no pre-tax employee premiums) for a period of twenty-four (24) months after your Separation Date. If you become employed elsewhere or if health insurance coverage becomes available to you under another insurance plan (including spouse or Medicare) before the twenty-four month period ends, the health insurance coverage will terminate at the time of your new employment or the availability of other health insurance coverage. When the health insurance coverage ends under this paragraph, you will receive notice of your right to COBRA continuation coverage.

  c.
  After the Separation Date, you will no longer be eligible for contributions or benefit accruals under any of the Bank's tax-qualified retirement plans or nonqualified deferred compensation plans. Any outstanding equity grants including stock option(s) will expire in accordance with the terms of the applicable agreements.

4.
Effect of this Agreement on other Severance Arrangements.

a.
Unless your employment is terminated for "cause" as defined in Section 5 of this Agreement, your employment will be terminated by way of resignation. You understand and agree that by resigning, you are not entitled to benefits under our Basic Staff Severance Plan for termination. By acceptance of this Agreement and in consideration of the Monetary Consideration provided to you under this Agreement, you are waiving and releasing any claim for benefits under both Plans described in this Section 4a.

b.
The Bank's Change-in-Control Retention Plan (amended and Restated effective December 17, 2009) entered into by you and the Bank effective December 23, 2009, shall be deemed to have been terminated as of your Separation Date. If a Change-in-Control occurs prior to your Separation Date and you become entitled to benefits under the Bank's Change-in-Control Retention Plan, you will receive the benefits under the Change-in-Control Retention, and will not be entitled to any of the benefits provided under this Agreement.

c.
The Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, and will truthfully report, should unemployment compensation authorities ask, the reason(s) causing your termination of employment.

5.
When your Employment may be Terminated for Cause. You agree and understand that your employment with the Bank may be terminated for "cause" at any time on or before the Separation Date.

a.
"Cause" is defined to include: (1) your violation of the Bank's Employee Handbook which includes the Bank's Code of Business Conduct and Ethics (the "Handbook"), a current copy of which has been provided to you; (2) your breach of the terms of this Agreement; or (3) your failure to successfully complete your transition objectives or to make satisfactory progress toward your annual performance objectives through the Separation Date, as determined by the Bank's Chief Executive Officer or President. You understand and acknowledge that the provisions of the Handbook may be changed from time to time between the date on which you sign this Agreement ("Execution Date") and the Separation Date, and you agree that your violation of any of those changed provisions prior to the Separation Date will constitute grounds for terminating your employment for "cause".

  b.
  Termination for "cause" may be with or without notice. In the event that you are terminated for "cause", you will forfeit all Monetary Consideration that has not been paid to you as of the Termination Date.

  c.
  Your duties under this Agreement, including the information disclosure restrictions in Section 9 and the release of all claims in Section 6, shall remain in the event you are terminated for "cause". You agree that the payment to you of salary and benefits and/or other consideration on or after the Execution Date shall be good and sufficient consideration to require your adherence to the promises you have made in this Agreement even if you are terminated for "cause" and forfeit any unpaid or unvested Monetary Consideration.

6.
Waiver of any Claims you may have. You waive, release and forego any and all claims that you have or might have through the Execution Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (the "Bank Releasees"), including without restriction any claims arising from or related to your employment with the Bank and/or your separation from employment with the Bank.

a.
The released claims include but are not limited to, claims arising under statutory or common laws in the United States (including federal, state, or local jurisdictions) or any foreign country. The released claims include, but are not limited to, civil claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act ("ADEA"), and Hawaii's civil rights laws (Hawaii Revised Statutes Chapters 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers' Protection Act, Hawaii Revised Statutes Section 378-61 et. seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. Section 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys' fees and/or costs. THIS RELEASE COVERS ALL CLAIMS THAT ARE BASED UPON ANY EVENT THAT OCCURRED THROUGH THE EXECUTION DATE OF THIS AGREEMENT.

b.
You acknowledge that (1) you have been advised to consult with an attorney prior to signing this Agreement containing this Release, (2) you have been given at least twenty-one (21) days prior to signing in which to consider this Release, (3) you have been advised that this Release covers ALL CLAIMS (including employment-related claims generally and ADEA claims specifically) you might have against the Bank or the Bank Releasees through the Execution Date; and (4) you have seven (7) days after signing this Release ("the Revocation Period") in which to revoke this Release.

c.
You understand that you may revoke this Agreement by notifying the Bank at any time during the Revocation Period. If you elect to revoke this Release, this Agreement will be null and void and you will not be entitled to any consideration provided under this Agreement.

d.
You agree that you will execute, upon your Separation Date, a further Release covering claims from the Execution Date through your Separation Date in the form attached hereto as

    Exhibit A. The Release is expressly incorporated into the Agreement as part of the Agreement. Failure to timely execute and submit the Section 6(d) Release will be considered a breach of this Agreement and will result in consequences including the forfeiture of the Retention Payment.

7.
How We will Respond to Employment Verification Requests. The Bank and you agree that any inquiries regarding verification of your employment will be handled through Bank of Hawaii, Human Resources. As is its practice, the Bank's Human Resources will only release information confirming your dates of employment and position title to requesters unless we are required to report further information by law, regulation, or court order.

8.
Neither of us will make Negative Comments about the Other. The Bank agrees that neither its executive officers nor its directors will make any disparaging, negative, or derogatory statements about you. You agree that you will not make any disparaging, negative, or derogatory comments about the Bank or the Bank Releasees.

9.
Your Agreement to keep Secrets and not to Compete. You further agree as follows:

a.
Unless required or otherwise permitted by law, you will not disclose to others or use the Bank Information or any summary or derivative of that information.

b.
You acknowledge that your services under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and that you have access to Bank Information of an extremely confidential and sensitive nature crucial to the Bank's success. You further acknowledge and agree that if you were to engage in conduct prohibited by this Section 9 of the Agreement, the Bank would be irreparably harmed.

c.
In consideration of your acknowledgements, our mutual promises, and all benefits you have received or will receive under this Agreement including but not limited to the Monetary Consideration, you agree that for the duration of the term of your active employment by the Bank and for a period of thirty-six (36) full months following the earlier of your Separation Date or Termination Date (the "Non-Compete Period"), you will not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business in the state of Hawaii; provided, however, that you may purchase or otherwise acquire up to one percent of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The term "Financial Institution" is defined as any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker, or other company or organization that competes in the state of Hawaii with the Bank or any of its subsidiaries or related companies or entities (the "Bank or Related Entities").

d.
You agree that for the duration of the Non-Compete Period, you will not solicit business of the same or similar type being carried on by the Bank or Related Entities from any company, person, or entity known by you to be a customer of the Bank or Related Entities, whether or not you had personal contact with such company, person, or entity by reason of your employment with the Bank.

e.
You agree that for the duration of the Non-Compete Period, you will not, whether for your own account or the account of any other person at any time solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Bank or in any manner induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

  f.
  You agree to notify the Bank in writing if you accept employment at any time during the Non-Compete Period. You further agree that the Bank may notify your new employer of the terms of Sections 8, 9, and 11 of this Agreement and, at the Bank's election, furnish the employer with a copy of this Agreement or relevant portions thereof.

10.
Where Notices are to be Sent. Any notice required or permitted by this Agreement shall be in writing sent to the following addresses: For you, 358 Lelekepue Place, Honolulu, HI 96821; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu, HI 96846-6000.

11.
Enforcing this Agreement. To the extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity. You acknowledge and agree that your breach of Sections 2, 8, or 9 will result in irreparable harm to the Bank for which it will have not adequate remedy at law and for which the Bank will be entitled to immediate injunctive relief.

12.
Interpretation of this Agreement. In deciding any question about the parties' intent in creating this Agreement, the following rules will be applied:

a.
If any covenant of Section 9 is held by a court to be unreasonable, arbitrary, or against public policy, the covenant shall be considered to be divisible with respect to scope, time, and/or geographic area, and enforced to the greatest extent permissible under law. If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.
The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Agreement, and not to alter its substance.

c.
This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.
This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements unless otherwise specified in this Agreement. Specifically, in consideration for this new Agreement and the benefits hereunder, you waive all rights and forever forfeit any benefits under any other agreements unless otherwise specified in this Agreement.

e.
This Agreement may only be amended in writing signed by both you and the Bank.

f.
This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

13.
Code Section 409A Compliance.

a.
This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and official regulatory guidance provided thereunder (collectively referred to as the "Code"), so that amounts payable herein ("Payments") are not includible in the Employee's gross income under Code section 409A(a)(1)(A)and the terms of this Agreement shall be construed and interpreted in a manner consistent with such intent.

b.
Notwithstanding any provision in this Agreement to the contrary, any provision that does not meet the Code's requirements ("Provision") or any state or federal statute including any applicable regulatory guidance thereunder, shall be reformed to satisfy such requirements as long as the reformation can be accomplished without affecting the Employee's Payments in a substantially adverse manner. If in the good faith determination of the Bank such result cannot be achieved without substantially adversely affecting the Employee's Payments, then the Provision shall be treated as void.

  c.
  For purposes of applying the Code to this Agreement, each separately identified amount to which the Employee is entitled to under this Agreement shall be treated as a separate payment.

  d.
  To the extent permissible under Code section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

  e.
  The Bank's Human Resources and Compensation Committee and/or its delegate shall have the sole authority to administer and interpret the terms of this Agreement.

14.
Protection Older Workers Benefit Act notice. The following is required by the Older Workers Benefit Protection Act ("OWBPA"):

        This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act ("ADEA") through the Execution Date of the Agreement. You have up to twenty-one (21) days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days. To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing. If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

        To accept this Agreement, please date, sign, and return it to the Bank's Executive Vice President and Director of Human Resources. (An extra copy for your file is provided). Once you do so, pursuant to the OWBPA, you will still have an additional seven (7) days in which to revoke your acceptance. To revoke, you must send the Bank's Executive Vice President and Director of Human Resources a written statement of revocation by registered mail, return receipt requested. If you revoke your acceptance of this Agreement, the Agreement will be void, and you will not receive the Monetary Consideration provided under this Agreement.

BANK OF HAWAII CORPORATION and BANK OF HAWAII

By:	/s/ ALLAN LANDON ALLAN LANDON Chairman & CEO	Date:	June 30, 2010

        By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated:	July 2, 2010	/s/ DEREK J. NORRIS Derek J. Norris

        Pursuant to 29 C.F.R. Section 125.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set for the in Older Workers Benefit Protection Act (29 U.S.C. Section 626(f)(1)(F)(i)).

Dated:	July 2, 2010	/s/ DEREK J. NORRIS Derek J. Norris

EXHIBIT A

[To be executed on or after Separation Date]

WAIVER AND RELEASE OF CLAIMS THROUGH SEPARATION DATE

        I agree that all applicable terms and conditions in my Waiver and Release of Claims set forth in Section 6 of the Agreement dated June 25, 2010 apply with respect to the period of my employment with the Bank from the Execution Date of the Agreement through my Separation Date.

        I understand that no Retention Payment will be made unless this Section 6(d) Release is executed and submitted such that the statutory period during which I am entitled to revoke this Release has expired as of the 60th day following my Separation Date. Failure to timely execute and submit this Section 6(d) Release will be considered a breach of the Agreement.

UNDERSTOOD AND AGREED:

Derek J. Norris	Date

        Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Derek J. Norris	Date